Exhibit 99.1

CITI TRENDS, INC. ANNOUNCES OCTOBER AND THIRD QUARTER
FISCAL 2006 SALES RESULTS

Net Sales Increased 14.6% to $26.0 million for October

Comparable Store Sales Decreased 4.0% for October

Comparable Store Sales Increased 6.2% for the Third Quarter

SAVANNAH, GA (November 1, 2006) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the four-week and thirteen-week periods ended October 28, 2006.

Total net sales for the four-week period ended October 28, 2006 increased 14.6% to $26.0 million compared with $22.7 million for the four-week period ended October 29, 2005.  Comparable store sales decreased 4.0% for the four-week period ended October 28, 2006, compared with a 37.0% increase in the prior-year period.  Relocated and expanded stores are included in the comparable store sales results.

Total net sales for the thirteen-week period ended October 28, 2006 increased 24.6% to $87.1 million compared with $69.9 million for the thirteen-week period ended October 29, 2005. Comparable store sales increased 6.2% for the thirteen-week period ended October 28, 2006, compared with a 25.0% increase in the prior-year period.

During the months of September and October 2005, the Company had a total of 38 stores closed for at least one day of the period due to Hurricanes Katrina, Rita and Wilma with 5 stores remaining closed as of the end of October of last year. Those lost store sales days had a significant negative effect on sales for this prior-year period. However, after the hurricanes, sales in the stores directly affected by the hurricanes as well as stores located in contiguous areas increased dramatically. This rebound effect significantly more than offset the negative effect of the closings during September and October last year. For the current fiscal year, we estimate that sales in the non-affected comparable stores increased approximately 4% to 5% in October and approximately 9% to 10% for the quarter.

Third Quarter Conference Call Schedule

Citi Trends plans to issue its earnings release for the third quarter before the market opens on Friday, November 17, 2006, and will host a conference call later that morning at 9:30 a.m. ET.  The number to call for the live interactive teleconference is (913) 981-5520, passcode 1499462.  A replay of the conference call will be available approximately two hours after the call ends and continue until November 24, 2006, by dialing (719) 457-0820 and entering 1499462 when prompted for the access code.

The live broadcast of Citi Trends' quarterly conference call will be available online beginning at 9:30 a.m. ET at the Company's website, www.cititrends.com.  To access the webcast, click on "Investor Relations" then "Webcasts."  An online replay will be available shortly after the call and continue for two weeks using the same link.

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 266 stores located in 16 states in the South, Southeast, Midwest and Mid-Atlantic regions, and our website address is www.cititrends.com.

- MORE -

CTRN Announces Fiscal 2006 October Sales Results

November 1, 2006

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chairman & CEO
	(912) 443-2075	(912) 443-3705